PetLife Pharmaceutical Taps National Public Relations Firm to Help Bring to Market Cancer Treatment Originally Developed by Cuba

Feb 21, 2017

OTC Disclosure & News Service

PetLife Pharmaceuticals, Inc. (OTCQB:PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, announced today that it has retained Gregory FCA Communications, Inc., one of the nation’s largest public relations agencies, to help bring to market a breakthrough cancer treatment for pets produced from the venom of the blue scorpion.

Venom from the blue scorpion, which is native only to Haiti, Cuba, the Dominican Republic, and Venezuela, has been used for more than 20 years in Cuba to treat cancer patients. Blue scorpion venom is one of the most expensive liquids in the world.

PetLife Pharmaceuticals is embarking on a series of clinical trials for its use in pets here in the U.S. The announcement comes on the heels of PetLife Pharmaceuticals’ appointment of Dr. R. Geoffrey Broderick as Chairman of Product Development. As one of the world’s most famous veterinarians, Dr. Broderick is considered the father of the natural pet food industry and who has been working for the past 50 years to reduce and prevent cancer in dogs and cats.

“Nearly 13 million pets receive a cancer diagnosis each year, and for many it’s a death sentence,” begins Dr. Broderick. “Nearly 50 percent of pets age 10 and over will die from cancer. Current treatments—including surgery and chemotherapy—are heinously expensive, barbaric, and riddled with side effects. PetLife Pharmaceuticals is the first organization in the world to investigate the use of scorpion venom as a non-toxic treatment for cancer, which has the promise of saving millions of pets, while improving the quality of life for both pets and their owners.”

“PetLife Pharmaceuticals’ commitment to saving pets lives through this novel therapy is filling a desperately needed unmet medical need in veterinary care,” says Greg Matusky, president and founder of Gregory FCA. “It’s critically important that this drug becomes available to pets and their owners here in the U.S., considering the opening of relations with Cuba and recent acceptance of many medical discoveries made there.”

For instance, last fall, Roswell Park Cancer Institute in Buffalo, New York won the right to conduct the first FDA-sanctioned study of a vaccine to treat lung cancer in humans. PetLife Pharmaceuticals sees similar parallels in its development of cancer therapies in pets.

“The advancement of this drug will serve as the culmination of more than 50 years of my work in veterinary medicine and the heartbreak I see played out over and over again with the loss of life and its devastation to families,” continued Dr. Broderick. “PetLife Pharmaceuticals is working hard to produce the venom, conduct the clinical trials, and reduce the incidences of cancer in pets.”

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife's mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology—with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

About Gregory FCA

A full-service, strategically integrated firm, Gregory FCA creates and deploys sophisticated national media relations, social media, content marketing, investor relations, and financial communications campaigns.

The nation’s 50th largest PR firm, our clients include fast-growing private and publicly traded companies competing in today’s digital economy. Gregory FCA’s staff of 57 professionals—drawn from journalism, finance, communications, and public relations—service many key markets, including financial services, consumer and enterprise technology, real estate, healthcare and consumer products, and more. For more information, visit www.gregoryfca.com.

View source version on businesswire.com: http://www.businesswire.com/news/home/20170221005610/en/